Exhibit 10.45

Director’s Compensation Summary

We pay no additional remuneration to our employees who also serve as directors of our General Partner. During the 2006 fiscal year, each director of our General Partner who was not (i) an employee of our General Partner the Partnership or a Subsidiary, or (ii) a shareholder or employee of ETE (such person being referred to as a Director Participant) received an annual retainer of $20,000, plus $2,000 per board meeting attended, and is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board. Each Director Participant who served as a member or chairman of a designated committee received from $5,000 to $7,500 annually, depending upon the position and the committee, plus $1,000 per committee meeting attended. In addition, Director Participants received an Initial Director’s Grant of 2,000 units upon their initial election or appointment to the Board, and an Annual Director’s Grant on September 1 of each year equal to $15,000 divided by the fair market value of a Common Unit on September 1, provided that such director is in office on such date. Director’s Grants vest ratably over a three-year period.

Effective October 17, 2006, the Compensation Committee of the Board of Directors of our General Partner recommended, and the Board of Directors approved, a change to the compensation of directors. Each Director Participant will receive an annual retainer of $40,000, and is reimbursed for any expenses related to meeting attendance or service on the board. In addition, each Director Participant will receive an Initial Director’s Grant upon their initial election or appointment to the board, and an Annual Director’s Grant of units. The Annual Director’s Grant on October 17, 2006 was 540 units, which is $25,000 divided by the fair market value of Common Units on that date, rounded up to the nearest increment of 10 units. All subsequent Annual Director’s Grants will be measured at September 1 of each year. Director’s Grants vest ratably over a three-year period.

Director Participants serving on a designated committee will receive an additional annual retainer and meeting fees of $1,200 per committee meeting. Each member of the Audit Committee will receive $10,000 annually and the Chairman will receive $15,000 annually. Each member of the Compensation Committee will receive $5,000 annually and the Chairman will receive $7,500 annually.